Exhibit 4
COMMITMENT LETTER
     This COMMITMENT LETTER (this “Agreement”), dated as of October 25, 2007, by and among MIP Padua Holdings, GP, Macquarie Specialised Asset Management Limited as responsible entity for Macquarie FSS Infrastructure Trust, Padua MG Holdings Inc., CPP Investment Board (USRE II) Inc., Padua Investment Trust, PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd. (collectively, the “Investors”), on the one hand, and Padua Holdings LLC, a Delaware limited liability company (“Parent”), and Padua Intermediate Holdings Inc., a Washington corporation (“Intermediate Holdings”), on the other hand.
RECITALS
     WHEREAS, the Investors constitute all of the members of Parent, who collectively represent 100% of the ownership interests in Parent;
     WHEREAS, Parent owns 100% of the stock of Intermediate Holdings;
     WHEREAS, Parent, Padua Intermediate Holdings Inc., a Washington corporation, and Puget Energy, Inc., a Washington corporation (the “Company”), intend to enter into an Agreement and Plan of Merger, dated as of October 25, 2007, in the form attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Parent is agreeing to acquire the Company through the merger (the “Merger”) of an indirect wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company whereby the Company will become an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”); and
     WHEREAS, MIP Padua Holdings, GP, Macquarie Specialised Asset Management Limited as responsible entity for Macquarie FSS Infrastructure Trust, Padua MG Holdings Inc., CPP Investment Board (USRE II) Inc., Padua Investment Trust, PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd. (each, a “SPA Investor”) and the Company intend to enter into a Stock Purchase Agreement, dated as of October 25, 2007, in the form attached hereto as Exhibit B (the “Stock Purchase Agreement”), pursuant to which the SPA Investors are agreeing to purchase from the Company newly issued shares of common stock of the Company as set forth in the Stock Purchase Agreement (the “Purchased Shares”).
     NOW, THEREFORE, in consideration of the premises and as an inducement for Parent to enter into the Merger Agreement, the parties hereto agree as follows:
     Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.
     Section 2. The Commitment.
     (a) Parent shall give written notice to the Investors at such time as all conditions precedent to the obligations of the Company and Parent to consummate the Closing as set forth in Article VIII of the Merger Agreement have been satisfied or waived by the party entitled to waive such conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and such notice shall include the expected date of the Closing, which shall be no earlier than the fifteenth (15th) business day following the date of such notice, and each Investor’s Investor Contribution Amount and Investor Loan Amount. Each Investor, severally and not jointly, irrevocably promises and agrees that within fifteen (15) business days after receipt of such notice it shall:
     (i) make a deposit in immediately available funds:
     (A) to an account in the name of the Parent at a bank designated by Parent no later than one (1) business day prior to the Closing Date in an amount (with respect to each Investor, such Investor’s “Investor Contribution Amount,” which includes its Initial Contribution Amount) equal to (I) the product of (x) the aggregate contribution amount in U.S. dollars, to be determined by Macquarie Securities (USA) Inc. in its reasonable discretion (the “Aggregate Contribution Amount”) and (y) such Investor’s percentage ownership interest in Parent as set forth on Exhibit C attached hereto (with respect to each Investor, such Investor’s “Investor Equity Percentage”) minus (II) any cash amounts previously contributed by such Investor to Parent and/or Escrow Agent (as defined in Section 2(c) below) and any amounts drawn under Letter(s) of Credit (as defined in Section 2(b) below) issued to Parent and/or Escrow Agent, in each case pursuant to Section 2(b) below; plus
     (B) to an account in the name of Intermediate Holdings at a bank designated by Intermediate Holdings no later than one (1) business day prior to the Closing Date in an amount (with respect to each Investor, such Investor’s “Investor Loan Amount”) equal to (I) the product of (x) the aggregate loan amount in U.S. dollars, to be determined by Macquarie Securities (USA) Inc. in its reasonable discretion (the “Aggregate Loan Amount”) and (y) such Investor’s percentage loan amount to Intermediate Holdings as set forth on Exhibit C attached hereto; and
     (ii) upon such deposit, provide written notice to Parent reaffirming its ability and willingness to fund its Investor Contribution Amount and its Investor Loan Amount at Closing and evidence of its deposits.
At Closing, each Investor, severally and not jointly, shall (i) contribute to Parent its Investor Contribution Amount (in cash and/or Purchased Shares, as discussed below), and such amounts shall be treated in full as an equity contribution to Parent, with each Investor’s ownership interest in Parent represented by certificated limited liability company interests (“Class A Interests”) and Investors being issued one Class A Interest for each US $20,000 contributed in cash, and a proportionate fraction of a Unit for amounts less than US $20,000 and (ii) loan to Intermediate Holdings its Investor Loan Amount and such Investor Loan Amount shall be treated in full as a loan to Intermediate Holdings, with each Investor’s loan to Intermediate Holdings represented by a promissory note in a form to be mutually agreed upon by the parties prior to the Closing.

Each SPA Investor shall contribute, or cause to be contributed, the Purchased Shares to Parent in satisfaction of a portion of its Investor Contribution Amount equal to the number of such Investor’s Purchased Shares multiplied by the Merger Consideration. The contribution of the Purchased Shares to Parent, taken together with the contribution of each Investor of the cash portion of the Investor Contribution Amount, is intended to be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.
     (b) Each Investor, severally and not jointly, irrevocably promises and agrees that it shall reimburse Parent for its portion of certain expenses and fund its portion of the Default Amount (as defined below) and, in furtherance thereof, shall make or cause to be made an advance payment to Parent, as of the date hereof, in immediately available funds in an amount (with respect to each Investor, such Investor’s “Initial Contribution Amount”) equal to the sum of (I) the product of (A) US $130 million (the “Default Amount”) multiplied by (B) such Investor’s Investor Equity Percentage (for each Investor, the “Investor Default Amount”) plus (II) the product of (X) US $37.5 million (the “Expense Amount”) multiplied by (Y) such Investor’s Investor Equity Percentage. An amount equal to $1,000 multiplied by such Investor’s Investor Equity Percentage shall be deemed an equity contribution to Parent and the balance of such cash amounts shall be treated, until the Closing, as a pro-rata advancement of Parent expenses. At each Investor’s sole discretion, in lieu of all or a portion of its Initial Contribution Amount, such Investor may provide for the issuance of a letter or letters of credit in the form of Exhibit D (a “Letter of Credit”) of all or such portion of its Initial Contribution Amount that is reasonably acceptable to Parent from a U.S., Canadian or Australian bank or U.S. branch of a non-U.S. bank, which bank shall have a minimum rating of A- from Standard & Poor’s Ratings Services and A1 from Moody’s Investors Service, Inc. The Letter(s) of Credit must provide unconditionally for payment upon demand from time to time and (i) must be in favor of Parent in an amount up to the Expense Amount and (ii) must be in favor of Escrow Agent in an amount up to the Default Amount in accordance with Section 2(c). Any Investor that so provides a Letter of Credit shall be entitled upon notice to Parent, Escrow Agent and the other Investors at any time to replace such Letter of Credit with other Letter(s) of Credit or a cash deposit to an account designated by Parent (in the case of its portion of the Expense Amount) or to the Escrow Account (in the case of its portion of the Default Amount). Any Investor that provides cash for its Initial Contribution Amount shall be entitled upon notice to Parent, Escrow Agent and the other Investors at any time to replace such cash deposit with a Letter of Credit in favor of Parent (in the case of its portion of the Expense Amount) or a Letter of Credit in favor of Escrow Agent (in the case of its portion of the Default Amount). No Investor will be entitled to replace such cash deposit or letter of credit with cash or letter of credit of a lesser amount, unless and to the extent that such Investor has funded Parent or Escrow Agent in amounts in excess of its Expense Amount or Default Amount, as applicable, in which case such Investor will be entitled to the return of cash or reduction in letter of credit, as necessary, to return to the Investor, or reduce its letter of credit, by the excess amount that was funded. Following termination of the Merger Agreement, if the Escrow Agent shall release any amounts in the Escrow Account (as defined in Section 2(c) below) to Parent, Parent shall, subject to any applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”), promptly return to the Investors their respective Initial Contribution Amounts, including any after-tax interest or other income earned by Parent in respect thereof, and/or consent to the termination of any Letter(s) of Credit issued in respect thereof. Upon Closing, any after-tax interest or other income earned by Parent in respect of an Investor’s Initial Contribution Amount shall be returned to the Investor net of tax within forty-five (45) days after the Closing. If the Merger Agreement is not entered into with the Company on or before November 9, 2007, any amounts deposited in the Escrow Account shall be returned to the Investor who deposited such amounts, and any amounts deposited in Parent’s account in respect of the Expense Amount shall be returned to the Investor who deposited such amounts, less such Investor’s pro rata share of the fees and expenses of The Bank of New York, and any Letter(s) of Credit shall be terminated after the pro rata share of the fees and expenses of The Bank of New York have been drawn upon.
     (c) Parent shall cause immediately prior to the execution of the Merger Agreement a combination of an amount of cash or undrawn Letters of Credit equal to the Default Amount to be deposited into an escrow account (the “Escrow Account”) at The Bank of New York (“Escrow Agent”) pursuant to an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”). Any Letters of Credit so deposited must provide unconditionally for payment upon demand from time to time by Escrow Agent in accordance with the Escrow Agreement.
     (d) If the Company has a claim against Parent and/or Merger Sub under the Merger Agreement (a “Claim”), upon receipt of notice of any such Claim from the Company or upon Parent’s knowledge that the Company is actively pursuing or threatening to pursue any such Claim, Parent shall give prompt notice of such Claim to each of the Investors. If and to the extent (I) a court of competent jurisdiction (or other tribunal having jurisdiction) shall have rendered a final, non-appealable judgment in respect of the Company’s Claim or (II) Parent otherwise agrees in writing (which shall require the unanimous approval of the managers of the board of Parent) that an amount is due in respect of the Company’s Claim (each of (I) or (II), a “Liability”), Parent shall give written notice to the Investors that a Liability has been incurred and the amount of such Liability, and Parent shall promptly cause to be paid to the Company the amount of such Liability from amounts available in the Escrow Account. Each of Parent and the Investors expressly acknowledge and agree that no payment shall be made until a Liability has been established in accordance with this Section 2(d).
     (e) No Investor shall have any obligation to make the contribution to Parent or the loan to Intermediate Holdings required under
Section 2(a) of this Agreement (i) unless and until all conditions precedent to the obligations of the Company and Parent to consummate the Closing as set forth in Article VIII of the Merger Agreement have been satisfied or waived by the party entitled to waive such conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); (ii) if Parent or Intermediate Holdings has materially breached its representations and warranties hereunder (which material breach is not curable within thirty (30) days from the day Parent is notified by any Investor of such breach); or (iii) to the extent the making of such contribution would cause such Investor’s aggregate contributions and loans under Section 2(a) and Section

2(b), as applicable, to exceed its Investor Commitment as set forth on Exhibit C (the “Investor Commitment Amount”), but only with respect to such portion that is in excess of such Investor’s Investor Commitment Amount. At Closing, Parent agrees that it will pay the amount required in respect of the Merger Consideration pursuant to the Merger Agreement only if it has funds to make such payment in its entirety and will not make any partial payment in respect thereof. Except as provided in Section 2(b) above, if any Investor (A) contributes its Investor Contribution Amount (or any portion of such amount) to Parent prior to the Closing or (b) loans its Investor Loan amount (or any portion of such amount) to or for the benefit of Intermediate Holdings prior to the Closing, Parent or Intermediate Holdings, as applicable, shall hold such amounts in trust for such Investor until immediately before the Closing and, if the Closing does not occur, Parent shall promptly return to such Investor, subject to the LLC Act, any amounts contributed and Intermediate Holdings shall promptly return to such Investor, subject to the Washington Business Corporation Act, any amounts loaned.
     (f) Each SPA Investor, severally and not jointly, agrees to indemnify and hold harmless Parent and Intermediate Holdings from and against all losses, claims, damages and expenses Parent or Intermediate Holdings may suffer or incur as a result of a SPA Investor’s breach of its obligations under the Stock Purchase Agreement; provided, however, that in no event shall an SPA Investor’s liability pursuant to this Section 2(f) exceed its Investor Commitment Amount.
     (g) Each of Parent, Intermediate Holdings and the Investors expressly acknowledges and agrees that (A) no liability pursuant to the Merger Agreement or this Agreement shall include any damages based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages; (B) in no event shall the liability of Parent, Intermediate Holdings, Merger Sub or any Investor arising out of or relating to any material and willful breaches of the Merger Agreement and this Agreement exceed, in aggregate, the Default Amount, and (C) under no circumstances shall any Investor or advisor to Parent, Intermediate Holdings or Merger Sub have any liability arising out of or relating to any breaches in excess of the Default Amount.
     (h) If the Company gives notice of a Claim to Parent, Parent shall not return any Investor Default Amounts to Investors until such time as there are no remaining Claims.
     (i) Except as otherwise provided in the Limited Liability Company Agreement of Parent (the “LLC Agreement”), no Investor shall under any circumstances be required to (i) contribute to Parent any amount in excess of its Investor Contribution Amount or (ii) loan to Intermediate Holdings any amount in excess of its Investor Loan Amount.
     Section 3. Representations and Warranties.
     (a) As of the date hereof and as of the Closing, each Investor, severally but not jointly, represents and warrants to Parent and Intermediate Holdings as to itself as follows:

     (i) Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.
     (ii) The execution and delivery of this Agreement by such Investor, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate or other action on the part of such Investor.
     (iii) Such Investor has duly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by Parent and the other Investors, this Agreement constitutes the valid and binding obligation of such Investor, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity.
     (iv) All consents, authorizations and other approvals of any governmental authority which are necessary for the execution and delivery of this Agreement by such Investor and the performance by it of its obligations hereunder have been obtained and are in full force and effect, final and not subject to any appeal, except for any consents, authorizations and other approvals contemplated by the Merger Agreement and the Stock Purchase Agreement.
     (v) The execution, delivery and performance by such Investor of this Agreement will not conflict with or result in a violation or default under any contract, agreement, or law, statute, regulation, rule or order of any court or regulatory authority binding upon such Investor or any of its respective affiliates.
     (vi) To the extent an Investor has entered into this Agreement in its capacity as a trustee or responsible entity for another entity (such other entity, the “Investor’s Trust”), such Investor (a) has full rights to indemnification or reimbursement from assets of such Investor’s Trust in connection with the performance of all of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder, (b) no approval or consent by any governmental authority, third party or any other entity is necessary in order for such Investor to exercise its rights to indemnification or reimbursement from the assets of such Investor’s Trust in connection with the performance of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder, and such Investor has not, and shall not, take or omit to take any action that would eliminate or limit such rights to indemnification or reimbursement, and (c) such Investor’s Trust or the beneficiaries of such Investor’s Trust has sufficient assets from which to satisfy all of such Investor’s obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Investor hereunder.
     (b) As of the date hereof and as of the Closing, each of Parent and Intermediate Holdings represents and warrants to each Investor as follows:
     (i) Parent is duly organized, validly existing and in good standing under the laws of Delaware and Intermediate Holdings is duly organized and validly existing under the laws of Washington. Each of Parent and Intermediate Holdings has full corporate power or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. Each of Parent and Intermediate Holdings has provided each Investor a true, correct and complete copy of its certificate of formation or articles of incorporation, as applicable, which is in full force and effect.
     (ii) The execution and delivery by each of Parent and Intermediate Holdings of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary limited liability or corporate company action on the part of Parent and Intermediate Holdings, as applicable.
     (iii) Each of Parent and Intermediate Holdings has duly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by the Investors, this Agreement constitutes the valid and binding obligation of Parent and Intermediate Holdings, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity.
     (iv) All consents, authorizations and other approvals of any governmental authority which are necessary for the execution and delivery of this Agreement by each of Parent and Intermediate Holdings and the performance by them of their obligations hereunder have been obtained and are in full force and effect, final and not subject to any appeal, except for any consents, authorizations and other approvals contemplated by the Merger Agreement and the Stock Purchase Agreement.
     (v) The execution, delivery and performance of this Agreement by each of Parent and Intermediate Holdings will not conflict with or result in a violation or default under any contract, agreement, or law, statute, regulation, rule or order of any court or regulatory authority binding upon Parent, Intermediate Holdings or any of their respective affiliates.
     (vi) Parent is a newly organized Delaware limited liability company and Intermediate Holdings is a newly organized Washington corporation, each of which has conducted no business except as is incident to the transactions contemplated by this Agreement, the Merger Agreement and the Stock Purchase Agreement.
     Section 4. Restriction on Use. Each of Parent and Intermediate Holdings shall segregate from its general funds any contributions or loans made by the Investors hereunder and, to the fullest extent permitted by law shall use such funds for the purpose, and only for the purpose, of Parent and Merger Sub to satisfy their respective obligations under the Merger Agreement, pay any related fees and expenses associated with the transactions contemplated by the Merger Agreement and for capital expenditures of the Company approved by Parent in its reasonable discretion.
     Section 5. Termination. The obligations of the Investors under this Agreement shall terminate upon the earlier to occur of:
     (a) thirty days after notice of termination of the Merger Agreement is given pursuant to Article IX thereof, unless prior to the close of business on the thirtieth day after such notice, the Investors receive written notice from Parent or the Company that the Company is actively pursuing a Claim, in which case this Agreement shall terminate upon the settlement or other determination of the last remaining Claim in accordance with Section 2(b) hereof; provided that the obligation of the Investors under Section 2(a) of this Agreement shall terminate upon the termination of the Merger Agreement; or
     (b) the occurrence of the Closing under the Merger Agreement.
Notwithstanding the foregoing, this Agreement shall terminate if the Merger Agreement is not executed and delivered in the form attached hereto as Exhibit A or in such other form acceptable to all Investors by the parties thereto on or before November 9, 2007.
     Section 6. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Parent, Intermediate Holdings and each Investor covenants, agrees and acknowledges that no Person other than Parent, Intermediate Holdings, the Investors and any assignee of any of the Investors shall have any obligations hereunder and Parent shall ensure in the Management Agreement and the Stock Purchase Agreement that the Company shall so covenant, agree and acknowledge. No recourse hereunder or under any documents or instruments delivered in connection herewith or in connection with this Agreement, the Merger Agreement or the Stock Purchase Agreement shall be had against any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of the Investors, Parent, Intermediate Holdings or Merger Sub or any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligation of the undersigned under this Agreement, the Merger

Agreement or the Stock Purchase Agreement or for any claim based on, in respect of or by reason of such obligation or its creation. In addition, each of Parent and each Investor covenants, agrees and acknowledges the terms of liability with respect to Trustees and Responsible Entities attached hereto as Exhibit G.
     Section 7. Miscellaneous.
     (a) For purposes of this Agreement, “affiliate” means: (i) with respect to any Person that is a Fund or holds shares for a Fund, any other Person or Fund or subsidiary of a Fund (other than a Fund which is or is proposed to be listed or quoted on an investment exchange with a purpose of effectively achieving an indirect listing or quotation of equity in Parent) which is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by or whose parent is managed by, the manager or adviser of the Fund (or a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that manager or adviser); provided, however, (X) the term “adviser” shall mean an entity which provides a Person with advice in relation to the management of investments of that Person, which, in the case of a Fund (other than in relation to actually making decisions to implement such advice), is substantially the same as the services which would be provided by a manager of the Fund and such adviser effectively forms part of the structure of the Fund, except that Macquarie Bank Limited and its affiliates will not be treated as an adviser of a Fund solely as a result of any services provided or agreed to be provided by Macquarie Bank Limited or any of its affiliates to the Fund under an agreement pursuant to which those services are to be provided solely in relation to an investment by the Fund in Parent; (Y) the term “manager” with respect to any Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Fund; and (Z) no Person which is or holds shares for a complying superannuation fund for the purposes of the Australian Superannuation Industry (Supervision) Act 1996 shall deemed to be an affiliate of any Person which is or holds shares for any other such Fund by reason of this definition; and (ii) with respect to any Person that is not a Fund and does not hold shares for a Fund, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. A “Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purpose. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, trustee, “Responsible Entity,” nominee, manager or adviser or otherwise.
     (b) This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns. Each Investor may, at its election and without the consent of any other Investor, Parent or Intermediate Holdings, assign its rights and obligations under this Agreement to any affiliate of such Investor so long as any such affiliate has or acquires at the time of such assignment available funds or committed capital that equals or exceeds such Investor’s Investor Commitment Amount; provided that, without the written consent of each Investor, no such assignment shall relieve such Investor from any obligation under this Agreement; and provided further that, without the written consent of each Investor, no assignment shall adversely affect or delay or result in a need to re-file or seek any additional Company Required Statutory Approval or Parent Required Statutory Approval or otherwise have adverse tax effects on Parent, Intermediate Holdings or any Investor. Notwithstanding the foregoing, (i) PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd. shall each be entitled to assign all or a portion of its rights and obligations (including the obligation to fund all or a part of its Investor Commitment Amount) under this Agreement to (a) the Province of Alberta or a person directly or indirectly controlling, controlled by or under common control with the Province of Alberta and (b) to any public sector pension plan on behalf of which Alberta Investment Management currently makes investments (provided that (x) a person directly or indirectly or under common control with the Province of Alberta shall continue to manage all rights and obligations hereunder to be transferred to such transferee and (y) such transfer does not have an adverse effect (economic or otherwise) on either the equity interests in Parent or the loans to Intermediate Holdings held by the other Investors), (ii) CPP Investment Board (USRE II) Inc. shall be entitled to assign all or a portion of its rights and obligations (including the obligation to fund all or a part of its Investment Commitment Amount) under this Agreement to any other subsidiary of Canada Pension Plan Investment Board or any successor thereto by statute or regulation, (provided that (x) a person directly or indirectly or under common control with the Canada Pension Plan Investment Board shall continue to manage all rights and obligations hereunder to be transferred to such transferee; and (y) such transfer does not have an adverse effect (economic or otherwise) on the equity interest in Parent held by the other Investors, (iii) Padua Investment Trust shall be entitled to assign all or a portion of its rights and obligations (including the obligation to fund all or a part of its Investment Commitment Amount) under this Agreement to (a) a person directly or indirectly controlled by British Columbia Investment Management Corporation (provided that (x) British Columbia Investment Management Corporation shall continue to manage all rights and obligations hereunder to be transferred to such transferee; and (y) such transfer does not have an adverse effect (economic or otherwise) on the equity interest in Parent held by the other Investors, and (iv) Padua MG Holdings Inc. shall be entitled to syndicate all or a portion of its rights and obligations (including the obligation to fund all or a part of its Investor Commitment Amount) under this Agreement for the period ending on the date that is the two-year anniversary of the Closing Date, provided that in the case of clause (i), (ii), (iii) or (iv) the assignee executes a commitment agreement in substantially the same form as this Agreement. Notwithstanding anything in this Section 7(b), Parent or Intermediate Holdings may, at their election and without consent of any Investor, make a security assignment of its rights under this Agreement to any lender providing financing to Parent, Intermediate Holdings or their permitted assigns in connection with the Merger Agreement (it being understood that any rights under this Agreement shall only be exercised by Parent, Intermediate Holdings or their permitted assigns and that no assignee pursuant to any security assignment shall be entitled to directly exercise any rights under this Agreement;

provided that no Investor shall be obliged to waive any rights or defenses it may have at law, in equity or under the terms of this Agreement and shall not be obliged to make payment of any amount otherwise payable by an Investor to any person other than Parent or Intermediate Holdings, as applicable; and provided further that Parent may not make any security assignment of the Purchased Shares.
     (c) This Agreement, together with the LLC Agreement and the agreements referenced herein and therein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.
     (d) All notices and other communications required or permitted by this Agreement or by law to be served upon or given to a party hereto by any party hereto shall be addressed (i) if to Parent, as provided in the Merger Agreement, or (ii) if to the Investors, as provided in Exhibit F.
     (e) This Agreement may not be amended or otherwise modified or terminated except by a written agreement signed by all parties hereto.
     (f) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK.
     (g) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. In addition, each party (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (ii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of New York, (iv) agrees that the forum designated by this Section 7(g) has a reasonable relation to this Agreement and to the transactions contemplated by this Agreement, and (v) irrevocably appoints CT Corporation System, 111 8th Avenue, New York, NY 10011 as its agent for service of process in New York in connection with any such action, suit or proceeding and consents to such service of process being made through such agent, except that this clause (v) shall not apply to PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd.
     (h) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (i) In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     (j) The terms, conditions, covenants, representations and warranties hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of a party at any time or from time to time to require performance of any provisions hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be, or be construed as, a further or continuing waiver of any such condition or breach of any other term, covenant, representation or warranty.
     (k) No person other than the parties hereto, or their successors or permitted assigns, shall have any rights hereunder.
     (l) This Agreement may be signed by facsimile or by emailing a pdf file and may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement shall be effective only when signed by Parent and Investors representing 100% of the Aggregate Contribution Amount.
[Signatures Follow On Next Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PARENT:

PADUA HOLDINGS LLC

By:	/s/ Christopher Leslie

Name:	Christopher Leslie
Its:	Authorized Person

INTERMEDIATE HOLDINGS:

PADUA INTERMEDIATE HOLDINGS INC.

By:	/s/ Christopher Leslie

Name:	Christopher Leslie
Its:	Authorized Person

INVESTORS:

MIP PADUA HOLDINGS, GP

By:	/s/ Mark Wong

Name:	Mark Wong
Title:	Treasurer

By:	/s/ Robert Lawsky

Name:	Robert Lawsky
Title:	Secretary

PADUA MG HOLDINGS INC.

By:	/s/ Christina Rivera

Name:	Christina Rivera
Title:	Secretary

By:	/s/ Robinson Kupchak

Name:	Robinson Kupchak
Title:	Director

MACQUARIE FSS INFRASTRUCTURE TRUST
By: MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED in its capacity as responsible entity of MACQUARIE FSS INFRASTRUCTURE TRUST

By:	/s/ David Luboff

Name:	David Luboff
Title:	Attorney

PIP2PX (PAD) LTD

By:	/s/ William McKenzie

Name:	William McKenzie
Title:	Director

PIP2GV (PAD) LTD

By:	/s/ William McKenzie

Name:	William McKenzie
Title:	Director

CPP INVESTMENT BOARD (USRE II) INC.

By:	/s/ Mark D. Wiseman

Name:	Mark D. Wiseman
Title:	Authorized Signatory

By:	/s/ Graeme F. Bevans

Name:	Graeme F. Bevans
Title:	Authorized Signatory

6860141 CANADA INC. as Trustee of PADUA INVESTMENT TRUST

By:	/s/ Lincoln Webb

Name:	Lincoln Webb
Title:	President

EXHIBIT LIST

EXHIBIT A	Merger Agreement (not attached)

EXHIBIT B	Stock Purchase Agreement (not attached)

EXHIBIT C	Investor Commitments (attached)

EXHIBIT D	Form of Letter of Credit (not attached)

EXHIBIT E	Escrow Agreement (not attached)

EXHIBIT F	Notices (attached)

EXHIBIT G	Trustees and Responsible Entities (attached)

EXHIBIT C
INVESTOR COMMITMENTS

	OWNERSHIP	LOAN	INVESTOR
INVESTOR	INTEREST	PERCENTAGE	COMMITMENT

MIP Padua Holdings, GP	31.8225%	31.8225%	$1,025,179,539.54

Macquarie Specialised Asset Management Limited as responsible entity for Macquarie FSS Infrastructure Trust	3.7232%	3.7232%	$119,946,006.13

Padua MG Holdings Inc.	15.9112%	15.9112%	$512,589,769.77

CPP Investment Board (USRE II) Inc.	28.1409%	28.1409%	$906,575,101.64

Padua Investment Trust	14.0704%	14.0704%	$453,287,550.82

PIP2PX (Pad) Ltd.	3.9257%	3.9257%	$126,467,226.68

PIP2GV (Pad) Ltd.	2.4060%	2.4060%	$77,512,171.19

EXHIBIT F
NOTICES

PARTY		NOTICE INFORMATION

PARENT		Padua Holdings LLC
Level 22, 125 West 55th Street
New York, NY 10019
Attn: Christopher Leslie
Phone: (212) 231-1686
Fax: (212) 231-1828
Email: Christopher.Leslie@macquarie.com

MIP Padua Holdings, GP		MIP Padua Holdings, GP
Level 22, 125 West 55th Street
New York, NY 10019
Attn: Christopher Leslie
Phone: (212) 231-1686
Fax: (212) 231-1828
Email: Christopher.Leslie@macquarie.com

Macquarie Specialised		Macquarie Specialised Asset Management Limited as
Asset Management		responsible entity for Macquarie FSS Infrastructure Trust
Limited as		Lvl 11, 1 Martin Place
responsible entity		Sydney NSW 2000
for Macquarie FSS		Australia
Infrastructure Trust		Attn: David Luboff; Andrew Ross; Kean Lim
Phone: 61 2 8232 3422; 61 2 8232 2891; 61 2 8232 0450
Fax: 61 2 8232 4713; 61 2 8232 4713; 61 2 8232 4713
	Email:	David.Luboff@macquarie.com;
Andrew.Ross@macquarie.com; and
Kean.Lim@macquarie.com

Padua MG Holdings Inc.		Padua MG Holding Inc.
Level 26, 1345 Avenue of the Americas
New York, NY 10019
Attn: Robinson Kupchak
Phone: (212) 231-4685
Fax: (212) 231-1717
Email: Robinson.Kupchak@macquarie.com

PARTY	NOTICE INFORMATION

CPP Investment Board	CPP Investment Board (USRE II) Inc.
(USRE II) Inc.	One Queen Street East, Suite 2600
P.O. Box 101
Toronto, Ontario
Canada M5C 2W5
Attn: Alan Kadic
Phone: (416) 868-8569
Fax: (416) 868-4755
Email: akadic@cppib.ca

Attn: Graeme Bevans
Phone: (416) 868-8603
Fax: (416) 868-4755
Email: gbevans@cppib.ca

Padua Investment Trust	6860141 CANADA INC.,
as trustee of Padua Investment Trust
BC Investment Management Corporation
Sawmill Point, Suite 301 -2940 Jutland Road
Victoria, British Columbia
Canada V8T 5K6
Attn: Lincoln Webb
Phone: (250) 387-7556
Fax: (250) 387-2770
Email: lincoln.webb@bcimc.com

PIP2PX (Pad) Ltd. and	PIP2PX (Pad) Ltd. and PIP2GV (Pad) Ltd.
PIP2GV (Pad) Ltd	340 Terrace Building
9515-107 Street
Edmonton, Alberta
Canada T5K 2C3
Attn: Bill McKenzie
Phone: (780) 427-6468
Fax: (780) 422-0257
Email: bill.mckenzie@gov.ab.ca

EXHIBIT G
LIABILITY OF TRUSTEES AND RESPONSIBLE ENTITIES
1. If (i) a Person (“Trustee”) enters into this Agreement as trustee or responsible entity of a trust (“its Trust”) and (ii) the Trustee notifies the Company or another party that it is acting as trustee or responsible entity of its Trust, the following provisions shall apply in respect of the Trustee and its Trust:
(i)	the Trustee enters into this Agreement and holds limited liability company interests only in its capacity as responsible entity or trustee (as applicable) of its Trust and in no other capacity. To the fullest extent permitted by law, liability arising under or in connection with this Agreement or the Certificate of Formation is limited to, and can be enforced against the Trustee only to, the extent to which it can be satisfied out of the assets of its Trust out of which the Trustee is actually indemnified for such liability. To the fullest extent permitted by law, this limitation of the Trustee’s liability applies despite any other provision of this Agreement or the Certificate of Formation and extends to all liabilities and obligations of the relevant party in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement or the Certificate of Formation;

(ii)	to the fullest extent permitted by law, no party may sue the Trustee in any capacity other than as responsible entity or trustee (as applicable) of its Trust, including to seek the appointment of a receiver (except in relation to property of its Trust), a liquidator, an administrator, or any similar person to the Trustee or prove in any bankruptcy, insolvency, liquidation, administration or arrangement of or affecting the Trustee (except in relation to property of its Trust);

(iii)	the provisions of this clause 1 do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under the agreement governing its Trust or by operation of law there is a reduction in the extent of the Trustee’s indemnification out of the assets of its Trust, as a result of the Trustee’s fraud, negligence or breach of trust;

(iv)	no attorney, agent, receiver or receiver and manager appointed in accordance with this Agreement has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability, and no act or omission of any such person will be considered fraud, negligence or breach of trust of the relevant party for the purpose of clause 1(iii);

(v)	the Trustee warrants to each party to this Agreement that it has the rights of indemnification referred to in clause 1(i) (the “Trustee Indemnity”); and

(vi)	the Trustee warrants to each party to this Agreement that it has not done and has omitted to do, and undertakes that it will not, during the term of this Agreement, do or omit to do, anything which has or would limit, affect, amend or in any manner whatsoever restrict the Trustee Indemnity.

2. For the avoidance of doubt, Section 1 above applies to each representation and warranty given by the Trustee in Section 3(a), including those given in respect of its Trust in Section 3(a)(vi).